Exhibit C

Authorization Resolution

AUTHORIZATION RESOLUTION OF

BLUESTEM CAPITAL COMPANY III, L.L.C.

                The undersigned, being all of the members of Bluestem Capital Company III, L.L.C., a South Dakota limited liability company (“Company”), entitled to notice of the meeting of members, waive all requirements of notice of the meeting of members and consent to the adoption of this Authorization Resolution of said limited liability company.

                The actions set forth below are adopted and shall be of the same effect as if adopted at a meeting of managing members of Company duly called and held for the purposes of taking such actions.  This Writing is ordered filed with the minutes of the meetings of members of the Company.

                RESOLVED, that the Officers of the Company shall be as follows:

Paul A. Schock	President
Steven T. Kirby	Vice President
Sandy Horst	Secretary/Chief Financial Officer

IT IS FURTHER RESOLVED, that the Officers of the Company are authorized to transact business and execute any and all documents necessary to carry out the duties and business of the Company.

IT IS FURTHER RESOLVED, that the Company is authorized, as the General Partner of Bluestem Capital Partners III Limited Partnership (“Partnership”), to file Form 13D with the Securities Exchange Commission with regard to the purchase of Granite City Food & Brewery stock, and Sandy Horst, as an Officer of the Company, is authorized to execute any and all documents necessary to carry out such filing.

Dated this 21st day of October, 2002.

/s/ Paul A. Schock	/s/ Steven T. Kirby
Paul A. Schock	Steven T. Kirby